Exhibit 3.278

CERTIFICATE OF MERGER

OF

PCS81, LLC

AND

METROPCS GEORGIA, LLC

December 28, 2005

Pursuant to the provisions of Section 18-209 of the Limited Liability Company Act of the State of Delaware, MetroPCS Georgia, LLC, a limited liability company organized and existing under the laws of the State of Delaware, hereby certifies:

FIRST:  The name and jurisdiction of formation of each of the constituent entities of the merger is as follows:

Name	Jurisdiction of Formation

MetroPCS Georgia, LLC	Delaware

PCS81, LLC	Delaware

SECOND:  An agreement of merger has been approved and executed by each of the constituent entities in accordance with the requirements of Section 18-209 of the Limited Liability Company Act of the State of Delaware.

THIRD:  The name of the surviving domestic limited liability company of the merger is MetroPCS Georgia, LLC.

FOURTH:  The merger shall become effective at 11:58 p.m. on December 31, 2005.

FIFTH:  The executed agreement of merger is on file at the principal place of business of the surviving domestic limited liability company. The address of the principal place of business of the surviving domestic limited liability company is 8144 Walnut Hill Lane, Suite 800, Dallas, Texas 75231.

SIXTH:  A copy of the agreement of merger will be furnished by the surviving domestic limited liability company, on request and without cost, to any member of, or other person holding any interest in, any constituent entity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this instrument has been executed for and on behalf and in the name of the surviving domestic limited liability company by its Manager thereunto duly authorized on the date first written above.

METROPCS GEORGIA, LLC

By:	/s/ Roger D. Linquist
Roger D. Linquist
Manager